CONSENT TO ACTION WITHOUT A MEETING
                      RESOLUTION OF THE BOARD OF DIRECTORS
                                       OF
                            Delightfully Frozen Corp.

     The undersigned constituting all of the members of the board of directors of Delightfully Frozen Corp., a Texas corporation (the Corporation), this 1st day of November, 2002, hereby adopt the following resolution by written consent effective immediately:

     WHEREAS, the board of directors believes it is in the Corporation's best interest to pay Ken Graham compensation in the amount of $1,000 monthly, which shall represent compensation to Ken Graham for his services as President of this Corporation from October 7, 2002 to October 31, 2002. In addition, the Corporation shall pay Ken Graham compensation at the same rate for services from the date of this resolution forward as long as Ken Graham remains President of this Corporation.

     WHEREAS, the board of directors believes it is in the Corporation's best interest to pay Ken Graham funds in the amount of $1,400 monthly, which shall represent reimbursement of rent, office supplies, and office equipment expenses by Ken Graham on behalf of this Corporation for the office space located at 7531 Aberdon Rd., Dallas, Texas 75252. This Corporation agrees to pay for all rent, office supplies, and office equipment expenses by Ken Graham on behalf of this Corporation from the date of this resolution forward.

     RESOLVED, the Corporation hereby approves and adopts, with such changes as the appropriate officers of the Corporation shall deem necessary, to pay Ken Graham compensation in the amount of $1,000 monthly, which shall represent compensation to Ken Graham for his services as President of this Corporation from October 7, 2002 to October 31, 2002. In addition, the Corporation shall pay Ken Graham compensation at the same rate for services from the date of this resolution forward as long as Ken Graham remains President of this Corporation.

     RESOLVED FURTHER, the Corporation hereby approves and adopts, with such changes as the appropriate officers of the Corporation shall deem necessary, to pay Ken Graham funds in the amount of $1,400 monthly, which shall represent reimbursement of rent, office supplies, and office equipment expenses by Ken Graham on behalf of this Corporation for the office space located at 7531 Aberdon Rd., Dallas, Texas 75252. This Corporation agrees to pay for all rent, office supplies, and office equipment expenses paid by Ken Graham on behalf of this Corporation from the date of this resolution forward.

     RESOLVED FURTHER, that the appropriate officers of the Corporation are authorized, empowered and directed, in the name and on behalf of the Corporation, to execute and deliver all such documents, schedules, instruments and certificates, to make all such payments or perform all such acts and things, and to execute and deliver all such other documents as may be necessary from time to time in order to carry out the purpose and intent of this resolution; and that all of the acts and doings of any of such officers that are consistent with the purpose of this resolution are hereby authorized, approved, ratified and confirmed in all respects.

/s/ Ken Graham              /s/   Linda Graham
------------------------   ---------------------
Ken Graham                 Linda Graham
Pres/Treas/Dir             VP/Sec/Dir